Exhibit 99.1
Contact:  Robert F. Lowe            336-248-6500            Date: November 27, 2007
Monty Oliver, NewBridge Bank Executive, To Retire
After 42 Years Of Service In Banking Industry
Greensboro, NC — Robert F. Lowe, Chairman and Chief Executive Officer of NewBridge Bancorp and Chairman of NewBridge Bank, has announced the retirement of Monty Oliver, Executive Vice President, Finance, of NewBridge Bancorp, and a 42-year banking veteran, effective Dec. 31, 2007.
“Through his years of service to LSB and now NewBridge Bank, Monty has guided the Bank through a number of accomplishments and has demonstrated steadfast loyalty, financial expertise, and integrity to all levels of the organization,” Mr. Lowe said. “His professional and civic leadership, along with the breadth of his financial knowledge, certainly contributed to the Company’s growth as well as its opportunities for future success.”
Mr. Oliver was eligible for retirement in January but chose to delay his retirement until the merger of the operations of LSB The Bank and FNB Southeast were completed and the Bank officially opened as NewBridge Bank on November 13, 2007. Speaking on behalf of the Board and the employees of NewBridge Bank, Mr. Lowe said, “Monty and his depth of experience will be missed by our NewBridge Bank family; he is not just a colleague but a friend. We wish him the very best as he enjoys his well-deserved retirement.”

Mr. Oliver’s banking career began in 1965 as a branch manager at National Bank & Trust in Traverse City, Mich. Five years later he installed the bank’s first computer system and was placed in charge of operations and accounting. In 1978 Oliver was hired as Vice President, Operations, at LSB Bancshares Inc. in Lexington, NC. He became the Bank’s Executive Vice President and Chief Financial Officer in 1996, a title he held until the announced merger of LSB Bancshares Inc. and FNB Financial Services Corp. in 2007, when his title became Executive Vice President, Finance.
He holds an accounting degree from Muskegon Business College in Michigan, as well as degrees from the Northern Michigan School of Banking and the School of Bank Administration at the University of Wisconsin.
He has held numerous leadership roles in his field, serving as instructor for the American Institute of Banking and as president of the Northern Michigan Chapter of the Bank Administration Institute. He has also played instrumental roles in the banking industry’s automated clearinghouse associations.
His civic contributions include volunteer and community-board appointments with Habitat for Humanity; Lexington Red Cross; The Life Center of Davidson County; the City of Lexington’s “Lexington Challenge 2000 Committee”; the local chapter of Rotary International; and Lexington Exchange Club.
About NewBridge Bank
NewBridge Bank is the banking subsidiary of NewBridge Bancorp, formed on July 31, 2007 upon the merger of LSB Bancshares, Inc. and FNB Financial Services Corporation. NewBridge Bank, headquartered in Greensboro, NC, ranks among the 10 largest banks in North Carolina with assets of approximately $2 billion. NewBridge Bank has 40 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. The bank maintains operations facilities in Lexington and Reidsville, NC. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
###